Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Aaron Abramovitz
404-506-0780
apabramo@southernco.com
May 3, 2017

Southern Company reports first-quarter 2017 earnings

ATLANTA - Southern Company today reported first-quarter 2017 earnings of $658 million, or 66 cents per share, compared with earnings of $489 million, or 53 cents per share, in the first quarter of 2016.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $652 million, or 66 cents per share, during the first quarter of 2017, compared with $536 million, or 58 cents per share, during the first quarter of 2016.

Non-GAAP Financial Measures	Three Months Ended March
Net Income - Excluding Items (in millions)	2017	2016
Net Income - As Reported	$658	$489
Estimated Loss on Kemper IGCC	108	53
Tax Impact	(41)	(20)
Loss on Plant Scherer Unit 3	33	-
Tax Impact	(13)	-
Acquisition and Integration Costs	4	20
Tax Impact	(1)	(6)
Wholesale Gas Services	(114)	-
Tax Impact	46	-

Earnings Guidance Comparability Item:
Equity Return Related to Kemper IGCC Schedule Extension	(23)	-
Tax Impact	(5)	-
Net Income - Excluding Items	$652	$536
Average Shares Outstanding - (in millions)	993	916
Basic Earnings Per Share - Excluding Items	$0.66	$0.58
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the first quarter 2017 were positively influenced by Southern Company Gas, which was acquired on July 1, 2016. Additionally, earnings were positively influenced by retail revenue effects and lower non-fuel operating and maintenance costs at Southern Company’s traditional electric operating companies. These impacts were partially offset by mild weather, increased interest expense and share issuances.

“Each of our major business units had a great start to the year,” said Chairman, President and CEO Thomas A. Fanning. “Despite headwinds from unseasonably warm weather during the first two months of the year, our traditional electric and gas operating companies performed well, and they are on track to deliver on their targets for 2017 and beyond. In fact, Southern Company Gas - including its seven premier state-regulated gas utilities - performed exactly as expected.”

First quarter 2017 operating revenues were $5.77 billion, compared with $3.99 billion for the first quarter of 2016, an increase of 44.6 percent. Southern Company Gas accounted for $1.56 billion of the increase in operating revenues for the first quarter of 2017.

Southern Company’s first quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company

Southern Company (NYSE: SO) is America’s premier energy company, with 46,000 megawatts of generating capacity and 1,500 billion cubic feet of combined natural gas consumption and throughput volume serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in four states, natural gas distribution companies in seven states, a competitive generation company serving wholesale customers across America and a nationally recognized provider of customized energy solutions, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and affordable prices that are below the national average. Through an industry-leading commitment to innovation, Southern Company and its subsidiaries are inventing America’s energy future by developing the full portfolio of energy resources, including carbon-free nuclear, 21st century coal, natural gas, renewables and energy efficiency, and creating new products and services for the benefit of customers. Southern Company has been named by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, recognized among the Top 50 Companies for Diversity by DiversityInc, listed by Black Enterprise magazine as one of the 40 Best Companies for Diversity and designated a Top Employer for Hispanics by Hispanic Network. The company has earned a National Award of Nuclear Science and History from the National Atomic Museum Foundation for its leadership and commitment to nuclear development and is continually ranked among the top energy companies in Fortune's annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

Cautionary Notes Regarding Forward-Looking Statements:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning performance targets. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes, including environmental laws regulating emissions, discharges, and disposal to air, water, and land, and also changes in tax and other laws and regulations to which Southern Company and its subsidiaries are subject, including potential tax reform, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings, or inquiries; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate; variations in demand for electricity and natural gas, including those relating to weather, the general economy and recovery from the last recession, population and business growth (and declines), the effects of energy conservation and efficiency measures, including from the development and deployment of alternative energy sources such as self-generation and distributed generation technologies, and any potential economic impacts resulting from federal fiscal decisions; available sources and costs of natural gas and other fuels; limits on pipeline capacity; effects of inflation; the ability to control costs and avoid cost overruns during the development, construction, and operation of facilities, which include the development and construction of generating facilities with designs that have not been finalized or previously constructed, including changes in labor costs and productivity, adverse weather conditions, shortages and inconsistent quality of equipment, materials, and labor, sustaining nitrogen supply, continued issues with ash removal systems, contractor or supplier delay, non-performance under construction, operating, or other agreements, operational readiness, including specialized operator training and required site safety programs, unforeseen engineering or design problems, start-up activities (including major equipment failure and system integration), and/or operational performance (including additional costs to satisfy any operational parameters ultimately adopted by any Public Service Commission (PSC)); the results of the bankruptcy filing of Westinghouse Electric Company LLC and WECTEC Global Project Services Inc. (together, the Contractor) and the impact of any inability or other failure by Toshiba Corporation to perform its obligations under its guarantee of certain obligations of the Contractor, including any effect on the construction of Plant Vogtle Units 3 and 4 and Georgia Power’s Department of Energy loan guarantee; the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; investment performance of the Southern Company system’s employee and retiree benefit plans and nuclear decommissioning trust funds; advances in technology; ongoing renewable energy partnerships and development agreements; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and other cost recovery mechanisms; legal proceedings and regulatory approvals and actions related to Plant Vogtle Units 3 and 4, including Georgia PSC approvals and Nuclear Regulatory Commission actions; actions related to cost recovery for the integrated coal gasification combined cycle facility under construction in Kemper County Mississippi (Kemper IGCC), including the ultimate impact of the 2015 decision of the Mississippi Supreme Court and related legal or regulatory proceedings, Mississippi PSC review of the prudence of Kemper IGCC costs and approval of further permanent rate recovery plans, actions relating to proposed securitization, satisfaction of requirements to utilize grants, and the ultimate impact of the termination of the proposed sale of an interest in the Kemper IGCC to South Mississippi Electric Power Association; the ability to successfully operate the electric utilities’ generating, transmission, and distribution facilities and Southern Company Gas’ natural gas distribution and storage facilities and the successful performance of necessary corporate functions; the inherent risks involved in operating and constructing nuclear generating facilities, including environmental, health, regulatory, natural disaster, terrorism, and financial risks; the inherent risks involved in transporting and storing natural gas; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the possibility that the anticipated benefits from the acquisition of Southern Company Gas cannot be fully realized or may take longer to realize than expected, the possibility that costs related to the integration of Southern Company and Southern Company Gas will be greater than expected, the ability to retain and hire key personnel and maintain relationships with customers, suppliers, or other business partners, and the diversion of management time on integration-related issues; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system’s business resulting from cyber intrusion or terrorist incidents and the threat of terrorist incidents; interest rate fluctuations and financial market conditions and the results of financing efforts; changes in Southern Company’s and any of its subsidiaries’ credit ratings, including impacts on interest rates, access to capital markets, and collateral requirements; the impacts of any sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on foreign currency exchange rates, counterparty performance, and the economy in general, as well as potential impacts on the benefits of the Department of Energy loan guarantees; the ability of Southern Company’s electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events such as influenzas, or other similar occurrences; the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure, or operation of generating or storage resources; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Company expressly disclaims any obligation to update any forward-looking information.

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